Exhibit 4(u)



                      THE EMPIRE DISTRICT ELECTRIC COMPANY

______________________________________________________________________________

                           CERTIFICATE OF DESIGNATION
                   DESCRIPTION AND CERTAIN TERMS OF SERIES __
                         PREFERENCE STOCK, NO PAR VALUE

______________________________________________________________________________



     The Empire District Electric Company (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Code of the State of Kansas.


     DOES HEREBY CERTIFY as follows:

          1. That pursuant to Article IV of the Restated Articles of Incorporation, as amended, of the Company (the "Articles"), the Company has authorized 2,500,000 shares of Preference Stock, no par value, of which [ ] shares are now outstanding. The Board of Directors of the Company is expressly authorized under the Company's Articles to fix, to the extent permitted by law, certain of the terms with respect to each particular series of Preference Stock (other than the Series A Participating Preference Stock, the terms of which are set forth in Article IV of the Articles).

          2. That the Board of Directors of the Company, at a meeting duly convened and held on *A*, at which a quorum was present and voting throughout, duly adopted the following resolution fixing the designations, preferences, voting powers and relative and other rights and qualifications, limitations and restrictions other than those which apply to all series of Preference Stock of the Company, irrespective of any variations between the different Series (for a statement of which reference is made to said aforesaid Article IV) and authorizing the issuance of a new series of Preference Stock as follows:

     RESOLVED, There has been created by the Board of Directors, a series of preference stock limited to *B* shares, no par value, authorized and unissued, known as "Series *C* Preference Stock" (the "Series *C* Preference Stock"). Shares of said series have, in addition to the general terms and characteristics of all the authorized shares of preference stock of the corporation, as set forth in its Restated Articles of Incorporation, the following terms and characteristics as fixed by the Board of Directors:

          (a) The holders of Series *C* Preference Stock shall be entitled to receive cumulative dividends, if and when declared payable by the Board of Directors, at the rate of *D* % per annum from the date of original issue on all shares issued before *E*,


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     which date shall be the first dividend payment date for said series and payable thereafter on *F*.

          (b) [The holders of Series *C* Preference Stock shall be entitled to receive in the case of redemption thereof, at any time, at the option of the Company, in whole or in part, $*G* per share prior to *H* and at the following applicable prices per share during the respective 12-month periods ending *I* of the years indicated:


                      Optional                                 Optional
                     Redemption                               Redemption
     Year             Premium                Year               Premium
     ----             -------                ----               -------
      *J*               *K*                  *J*                  *K*


     and at *L* per share thereafter; in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption, whether or not earned or declared,] *M* [provided that such Series *C* Preference Stock shall not be redeemable, directly or indirectly, prior to *N* with the proceeds of borrowed funds, or the issue of any stock ranking prior to or on a parity with the Series *C* Preference Stock, having a cost of money (before deduction of commissions and expenses) to the Company lower than *O* % per annum] *P*

          (c) [In the case of a mandatory sinking fund, except to the extent prevented from doing so by restrictions contained in the Articles or in any mortgage, indenture or loan agreement of the Company or to the extent prevented from doing so for any other reason, on *Q* and on each *R* thereafter so long as any shares of the Series *C* Preference Stock are outstanding, redeem *S* such shares (or all such shares outstanding on any such *R* if less than *S*), in each case at the sinking fund redemption price of $*T* per share plus accrued and unpaid dividends thereon to the date fixed for redemption. The obligation of the Company to redeem the shares of Series *C* Preference Stock pursuant to this sub-paragraph (c) shall be cumulative so that if it shall be prevented by the aforesaid restriction from redeeming on any such *R* the number of such shares which in the absence of such restrictions it would be required to redeem on such date, the number of such shares not so redeemed shall be redeemed as soon as the Company shall not be so prevented from redeeming the shares of the stock of such series] *U*. Any purchase or other acquisition of shares of Series *C* Preference Stock pursuant to sub-paragraph (b) and (d) hereof by the corporation shall constitute a credit against any sinking fund retirement required by this sub-paragraph (c).

          (d) The Company may increase the number of shares of the stock of such series to be redeemed on any *R* commencing *Q* pursuant to sub-paragraph
     (c), at the sinking fund redemption price of $*T* per share plus accrued and unpaid dividends to the date fixed for redemption, by a number of shares not to exceed *V* shares on any one such date; provided, however, that the aggregate of such increase in the number of shares redeemed pursuant to sub-paragraph (c) which are effected pursuant to this sub-paragraph (d) shall not exceed *W*] *X*.

          (e) [All redemptions pursuant to sub-paragraphs (b), (c) and (d) hereof shall be by lot or pro rata as the Board of Directors may determine, among the holders of the Series *C* Preference Stock. All shares of the Series *C* Preference Stock redeemed pursuant to sub-paragraph (b), (c) and
     (d), and all such shares purchased or otherwise acquired by the Company shall be deemed to be, and shall be restored to the status of, authorized and unissued shares of preference stock of no par value, each undesignated as to series, and shall not be reissued as shares of such series.] *Y*

          (f) [The holders of Series *C* Preference Stock shall be entitled to convert or exchange the Series *C* Preference Stock for shares of *Z* stock of the Company [at its option] [upon the happening of [specify event]]. Appropriate adjustments shall be made to this Certificate of Designation, including the term "Preference Stock," to give effect to each such conversion or exchange.]

          (g) The holders of Series *C* Preference Stock shall be entitled to receive in the case of voluntary or involuntary liquidation, dissolution or winding up of the Company, the same amount per share as is then payable in the case of redemption, plus accrued and unpaid dividends thereon, whether or not earned or declared.

     IN WITNESS WHEREOF, The Empire District Electric Company has caused this Certificate to be signed by its Vice President - Finance and its corporate seal to be affixed and attested by its Secretary-Treasurer, this [ ] day of [ ], [ ].



                                  THE EMPIRE DISTRICT ELECTRIC COMPANY



                                  By:
                                       ------------------------------------
                                         Name:
                                         Title: Vice President - Finance

Attest:

________________________
Secretary- Treasurer

                                     LEGEND

     The following descriptions correspond to the dates, amounts and other information not contained in this Form of Certificate of Designation, and are to be determined as appropriate for each series of Preference Stock.

*A*  Insert applicable Board of Directors meeting date
*B*  Insert number of shares authorized for such series
*C*  Insert applicable series
*D*  Insert applicable dividend payment rate
*E*  Insert first dividend payment date
*F*  Insert dividend payment date(s)
*G*  Insert applicable redemption amount
*H*  Insert first redemption date
*I*  Insert applicable annual redemption date, month and day
*J*  Insert applicable year
*K*  Insert applicable redemption amount
*L*  Insert applicable redemption amount
*M* Delete or revise to reflect actual redemption provisions, if any *N* Insert refunding date
*O*  Insert applicable rate
*P* Delete or revise to reflect actual refunding protection, if any *Q* Insert first sinking fund date
*R*  Insert applicable annual sinking fund date, month and year
*S* Insert applicable number of shares to be redeemed annually under the sinking fund
*T*  Insert applicable sinking fund redemption price
*U* Delete or revise to reflect actual sinking fund provision, if any *V* Insert applicable number of additional shares which the Company may redeem annually under the sinking fund
*W* Insert applicable limit to aggregate number of additional shares which the Company may redeem under the sinking fund
*X* Delete or revise to reflect actual additional sinking fund allowance provisions, if any
*Y*  Delete or revise to reflect any redemption or sinking fund provision
*Z*  Insert applicable security.